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                        THIRD AMENDMENT TO NOTE AGREEMENT


     This Third Amendment dated as of August 15, 1996 (the or this "Amendment") to the Note Agreement dated as of January 1, 1995, (as previously amended, the "Note Agreement") between and among Middleby Marshall Inc., a Delaware corporation ("MMI"), Asbury Associates, Inc., a Florida corporation, Victory International Inc., a Delaware corporation, and Victory Refrigeration Company, a Delaware corporation (each of the foregoing an "Obligor" and collectively the "Obligors") and The Northwestern Mutual Life Insurance Company (the "Noteholder").

                                    RECITALS:

     A. The Obligors and the Noteholder have heretofore entered into the Note Agreement, pursuant to which the Company has issued the $10.99% Senior Note Due 2003 (the "Notes"). The Noteholder is the holder of 100% of the outstanding principal amount of the Notes.

     B. The Company and the Noteholder now desire to amend provisions of the Note Agreement as of April 1, 1996 (the "Effective Date") in the respects, but only in the respects, hereinafter set forth.

     C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

     NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of the Amendment set forth in ss. 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholder do hereby agree as follows:

SECTION 1. AMENDMENTS.

     1.1 Section 5.7 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

          5.7 Indebtedness Ratio. The Obligors shall not at any time permit the ratio of Consolidated Funded Debt to Consolidated Total Capitalization to exceed:



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                                          RATIO OF CONSOLIDATED FUNDED
                                          DEBT TO CONSOLIDATED TOTAL
DURING THE PERIOD:                        CAPITALIZATION:
Closing Date Through March 31, 1996              .90 to 1.00
April 1, 1996 through March 31, 1997             .80 to 1.00
April 1, 1997 through January 3, 1998            .70 to 1.00
January 4, 1998 through January 2, 1999          .60 to 1.00
January 3, 1999 and thereafter                   .50 to 1.00

SECTION 2. REPRESENTATIONS AND WARRANTIES.

     2.1 To induce the Noteholder to execute and deliver this Amendment, each Obligor represents and warrants to the Noteholder (which representations shall survive the execution and delivery of this Amendment) that:

          (a) this Amendment has been duly authorized, executed and delivered by it and this Amendment constitutes the legal, valid and binding obligation, contract and agreement of such Obligor enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

          (b) the Note Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation, contract and agreement of such Obligor enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

          (c) the execution, delivery and performance by such Obligor of this Amendment (i) have been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) do not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, (B) violate or require any consent under or with respect to any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Finance Company Loan Agreement or the Finance Company Security Documents, or (C) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument; and


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          (d) as of the date hereof and after giving effect to this  Amendment , no Default or Event of Default has occurred which is continuing.

SECTION 3. CONDITIONS PRECEDENT; MISCELLANEOUS.

     3.1 This Amendment shall not become effective until each and every one of the following conditions shall have been satisfied:

          (a) executed counterparts of this Amendment, duly executed by all the Obligors, shall have been delivered to the Noteholder;

          (b) the Noteholder shall have received a written consent to this Amendment for purposes of the Finance Company Loan Agreement and Finance Company Security Documents, duly executed by the Agent and the Lenders, which consent shall be in form and substance satisfactory to the Noteholder; and

          (c) the Noteholder shall have received a certificate, in form satisfactory to it, of an appropriate officer of MMI, on behalf of each Obligor, to the effect that the representations and warranties of the Obligors set forth in ss. 2 hereof are true and correct on and with respect to the date hereof.

     Upon receipt of all of the foregoing, this Amendment shall become effective as of the Effective Date referred to in Paragraph B of the Recitals.

     3.4. This Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

     3.5 Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Note Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

     3.6. This Amendment shall be governed by and construed in accordance with Illinois law.


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     3.7.  This  Amendment may be executed in any number of  counterparts,  each executed counterpart constituting an original, but all together only one agreement.

                                             Middleby Marshall, Inc.

                                             By:
                                                   --------------------
                                             Its:

                                             Asbury Associates, Inc.

                                             By:
                                                   --------------------
                                             Its:

                                             Victory International, Inc.

                                             By:
                                                   --------------------
                                             Its:

                                             Victory Refrigeration Company

                                             By:
                                                   --------------------
                                             Its:




Accepted and Agreed to
as of August 15, 1996



                                             The Northwestern Mutual Life
                                             Insurance Company

                                             By:______________________________
                                             Its: Vice President

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